Invesco Senior Secured Management, Inc. (“ISSM”)

Policies and Procedures

Policy:	Code of Ethics Policy

Area of Focus:	Compliance

Policy Owner:	Compliance, Management
Policy Approver:	Compliance
Policy Contact:	Compliance
Version:	1.1
Last Review Date:	January 31, 2013
Review Frequency:	Annual
Next Review Date:	January 31, 2014
Applicable Authority:	Rule 204A-1
Policy Cross References:	Invesco Code of Conduct and Invesco Code of Ethics

Introduction and Overview

In our efforts to ensure that ISSM develops and maintains a reputation for integrity and high ethical standards, it is essential not only that ISSM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The ISSM Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.

The policies and procedures set forth in the Code apply to all employees of the firm. Failure to comply with the Code may result in disciplinary action, including termination of employment.

ISSM holds to the following principles:

•	We are fiduciaries. Our duty is at all times to place the interests of our Clients first.
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All personal securities transactions will be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	No employee should take inappropriate advantage of their position.
•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of any Client is confidential.

This policy is the property of ISSM and may not be provided to any external party without express prior consent from Compliance or Legal.

Standards of Business Conduct

All employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;
•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a Client;
•	To engage in any manipulative practice with respect to such Client; or
•	To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, ISSM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.

Personal Securities Transactions

All employees are required to comply with Invesco’s policies and procedures regarding personal securities transactions.

Refer to the Invesco Advisers, Inc.’s Code of Ethics for specific requirements.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Refer to the ISSM Gifts and Entertainment Policy for more detailed guidelines.

Confidentiality

Information concerning the identity of security holdings and all material non-public information related to the holdings of Clients is confidential. Employees are prohibited

This policy is the property of ISSM and must not be provided to any external party without express prior consent from Compliance or Legal.

from disclosing to persons outside the firm any material nonpublic information about any Client, the investments made by the firm on behalf of Clients, and information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes Service on a Board of Directors

Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous approval from the Chief Compliance Officer (“CCO”). If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Employees that serve on corporate boards as a result of, or in connection with, Client investments made in those companies.

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.

Refer to the ISSM Advertising and Marketing Policy for specific guidelines.

Other Outside Activities

General

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the CCO. .

Fiduciary Appointments

Approval must be obtained from the CCO before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Disclosure

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

This policy is the property of ISSM and must not be provided to any external party without express prior consent from Compliance or Legal.

Chief Compliance Officer

ISSM has appointed Scott A. Trapani as its Chief Compliance Officer. All references to the CCO in this policy or other ISSM policies refer to Scott A. Trapani.

Reporting Violations

All employees are required to report any material violation of the firm’s Code promptly to the CCO.

Confidentiality

All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.

Sanctions

Any violations of the Code of Ethics will result in disciplinary action that a designated person deems appropriate, including, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Definitions

Access Person - an access person is any one that may have access to client information.

Supervised Person - includes directors, officers, and partners of the firm, employees of the firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Covered Securities - Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. Covered securities do not include:

•	Direct obligations of the US Government (e.g., treasury securities);
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by Invesco Ltd. or any of its affiliates; and

Shares issued by unit investment trusts

This policy is the property of ISSM and must not be provided to any external party without express prior consent from Compliance or Legal.